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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*

                            NACCO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                  CLASS B COMMON, PAR VALUE $1.00 PER SHARE
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                        (TITLE OF CLASS OF SECURITIES)

                                 629579 20 02
        -------------------------------------------------------------
                                (CUSIP NUMBER)

                            ALFRED M. RANKIN, JR.
                            5875 LANDERBROOK DRIVE
                      MAYFIELD HEIGHTS, OHIO 44124-4017
                                (216) 449-9600
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(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                               COMMUNICATIONS)

                              NOVEMBER 25, 1996
        -------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS AMENDED AND RESTATED SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THE STATEMENT [ ]. (A FEE IS NOT REQUIRED ONLY IF THE REPORTING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                             AMENDED AND RESTATED
                                 SCHEDULE 13D


CUSIP NO. 629579 20 02                                     Page  2 of  4 Pages
----------------------                                          --    --

        The Schedule 13D filed on November 25, 1996 on behalf of CTR Family Associates, L.P. and the partners thereof is hereby further amended as follows:

1. The right hand heading at the top of page 13 of the Schedule 13D, "Page 12 of 21 Pages", is hereby deleted, and the heading "Page 13 of 21 Pages" is substituted therefor.

2. Item 7 of the Schedule 13D is hereby amended by substituting "of" for "or" in the listing of Exhibit 3 and by adding the following at the end thereof:

            (Exhibit 9) Agreement pursuant to Rule 13d-1(f)(1)(iii) at page 4 of the manually signed and sequentially paginated copy of this Statement.

3. The signature page of the Schedule 13D is hereby amended as follows:

   (a) The figure "25" is added in the sixth line of text thereof.

   (b) The phrase ", Jr." is added to the first signature line at the end thereof and to the second signature line at the end thereof.

   (c) The phrase "/s/ Alfred M. Rankin, Jr." is added to the third and fourth signature lines thereof.

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                                  SCHEDULE 13D

CUSIP NO. 629579 20 02                                       Page  3 of  4 Pages
----------------------                                            --    --


        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



Dated : November 26, 1996



                                Name:  CTR Family Associates, L.P.

                                By:   Rankin Management, Inc.,
                                      its Managing Partner



                                By:   /s/ Alfred M. Rankin, Jr.
                                      ------------------------------
                                      Alfred M. Rankin, Jr., President

                                Name:  Rankin Management, Inc.



                                By:   /s/ Alfred M. Rankin, Jr.
                                      ------------------------------
                                      Alfred M. Rankin, Jr., President



                                /s/ Alfred M. Rankin, Jr.
                                ------------------------------------
                                Name:  Alfred M. Rankin, Jr.

                                Name:  Rankin Management, Inc.



                                By:   /s/ Alfred M. Rankin, Jr.
                                      ------------------------------
                                      Alfred M. Rankin, Jr., President

                                      Attorney-in-Fact for Clara L. T. Rankin*
                                      Attorney-in-Fact for Victoire G. Rankin*
                                      Attorney-in-Fact for Thomas T. Rankin*
                                      Attorney-in-Fact for Claiborne R. Rankin*
                                      Attorney-in-Fact for Roger F. Rankin*
                                      Attorney-in-Fact for Bruce T. Rankin*


------------------------------

* The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 2 at page 16 and in Exhibit 3 at pages 28 through 29.


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                                  SCHEDULE 13D

CUSIP NO. 629579 20 02                                      Page  4 of  4 Pages
----------------------                                           --    --

                                  EXHIBIT 9


        Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Securities and Exchange Act of 1934, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of the undersigned.

Dated: November 26, 1996



                                Name:  CTR Family Associates, L.P.

                                By:   Rankin Management, Inc.,
                                      its Managing Partner



                                By:   /s/ Alfred M. Rankin, Jr.
                                      ------------------------------
                                      Alfred M. Rankin, Jr., President

                                Name:  Rankin Management, Inc.



                                By:   /s/ Alfred M. Rankin, Jr.
                                      ------------------------------
                                      Alfred M. Rankin, Jr., President



                                /s/ Alfred M. Rankin, Jr.
                                ------------------------------------
                                Name:  Alfred M. Rankin, Jr.

                                Name:  Rankin Management, Inc.



                                By:   /s/ Alfred M. Rankin, Jr.
                                      ------------------------------
                                      Alfred M. Rankin, Jr., President

                                      Attorney-in-Fact for Clara L. T. Rankin*
                                      Attorney-in-Fact for Victoire G. Rankin*
                                      Attorney-in-Fact for Thomas T. Rankin*
                                      Attorney-in-Fact for Claiborne R. Rankin*
                                      Attorney-in-Fact for Roger F. Rankin*
                                      Attorney-in-Fact for Bruce T. Rankin*


------------------------------

* The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 2 at page 16 and in Exhibit 3 at pages 28 through 29.